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Exhibit 99.1

FOR IMMEDIATE RELEASE                   CONTACT:     Stephen Yates
                                                     Predictive Systems, Inc.
                                                     212-659-3713

       JOHN M. JACOBS RESIGNS FROM PREDICTIVE SYSTEMS' BOARD OF DIRECTORS


         New York City, NY -- September 3, 2002 -- Predictive Systems (Nasdaq:
PRDS), a leading network infrastructure and security consulting firm, today announced that John M. Jacobs has resigned from Predictive Systems' Board of Directors. Mr. Jacobs' decision to leave the Board is part of his overall desire to pare back his business activities in order to enjoy his retirement.

         "We are grateful for John Jacobs' time and contributions to the company and wish him well in his retirement," said Andy Zimmerman, CEO of Predictive Systems.

         About Predictive Systems

         Predictive Systems, Inc. (NASDAQ: PRDS) is a leading consulting firm focused on building, optimizing, and securing high-performance infrastructures to increase operational efficiency, mitigate risk, and empower the business initiatives of Fortune 1000 companies, federal government agencies, and state and local governments. The firm's Global Integrity Services unit provides professional information security consulting and managed security services to protect the critical assets of its clients. Predictive Systems' BusinessFirst(TM) approach maps technology solutions to business goals, and delivers measurable results. Headquartered in New York City, Predictive Systems has regional offices throughout the United States. Internationally, it has offices in Germany, the Netherlands, and the UK. For additional information, please contact Predictive Systems at 800-770-4958 or visit www.predictive.com.

         Predictive Systems, the Predictive Systems logo, BusinessFirst, and Global Integrity are trademarks or registered trademarks of Predictive Systems, Inc. All other brands or product names are trademarks or registered trademarks of their respective companies.


         This press release contains statements of a forward-looking nature relating to future events or future financial results of Predictive Systems. Investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, investors should specifically consider various factors that could cause actual events or results to differ materially from those indicated from such forward-looking statements, including the matters set forth in Predictive Systems' reports and other documents filed from time to time with the Securities and Exchange Commission.